Exhibit 99.1

NEWS RELEASE

For Release:               Immediately

Contact:                     James Brunk, Chief Financial Officer (706) 624-2239

MOHAWK INDUSTRIES REPORTS Q4 RESULTS

Calhoun, Georgia, February 9, 2023 — Mohawk Industries, Inc. (NYSE: MHK) today announced fourth quarter 2022 net earnings of $33 million and diluted earnings per share (EPS) of $0.52. Adjusted net earnings were $84 million and adjusted EPS was $1.32, excluding restructuring, acquisition and other charges. Net sales for the fourth quarter of 2022 were $2.7 billion, a decrease of 4.0% as reported and 1.3% on a constant currency and days basis. For the fourth quarter of 2021, net sales were $2.8 billion, net earnings were $189 million and EPS was $2.80. Adjusted net earnings were $199 million, and adjusted EPS was $2.95, excluding restructuring, acquisition and other charges.
For the twelve months ending December 31, 2022, net earnings and EPS were $25 million and $0.39, respectively. Adjusted net earnings excluding restructuring, acquisition and other charges were $823 million and adjusted EPS was $12.85. For the 2022 twelve-month period, net sales were approximately $11.7 billion, an increase of 4.8% versus prior year as reported or 8.8% on a constant currency and days basis. For the twelve-month period ending December 31, 2021, net sales were approximately $11.2 billion, net earnings were $1,033 million and EPS was $14.94; excluding restructuring, acquisition and other charges, adjusted net earnings and adjusted EPS were $1,027 million and $14.86, respectively.

Commenting on Mohawk Industries’ full year and fourth quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “After a strong beginning to 2022, the U.S. housing market declined under pressure from rising interest rates and high inflation. In Europe, energy and overall inflation escalated, and consumers reduced discretionary spending to pay for essentials. With lower home sales and residential remodeling in the second half of the year, our flooring volumes decreased. Throughout the year, commercial new construction and remodeling activity outperformed residential.”
Mohawk concluded 2022 with a strong balance sheet, low net debt leverage of 1.3 times EBITDA and available liquidity of approximately $1.8 billion to manage the current environment and optimize our long-term results. During 2022, we acquired 5 small bolt-on businesses that extend the scope of our product offering and distribution. This month, we completed the acquisition of Elizabeth, a leading Brazilian ceramic producer, and we are awaiting regulatory approval for our acquisition of Vitromex in Mexico. Both Vitromex and Elizabeth will almost double our local market positions, expand our customer base and product offering and improve our manufacturing capabilities.

Our fourth quarter revenues were driven by price increases and strength in the commercial channel, which continued to benefit from ongoing remodeling and new construction projects. Sales across our businesses were slower than we expected in the quarter as residential flooring sales contracted with rising interest rates, declining home sales and lower consumer confidence. As a consequence, our customers lowered their inventory levels, and consumers reduced spending for renovation. In response, we scaled back production rates and lowered our inventories, which increased unabsorbed overhead expenses. We curtailed spending across the enterprise, though inflation offset many of our initiatives. In both Flooring North America and Flooring Rest of the World, we are taking restructuring actions in specific areas to align our operations with the present market conditions. We have reduced our planned capital spending until we see greater certainty in our markets around the world. During the quarter, energy and material costs around the world began to decline, which should positively affect our future results.

For the fourth quarter, the Global Ceramic Segment delivered a 4.0% increase in net sales as reported, or 5.2% on a constant currency and days basis. The Segment’s operating margin was 7.0% as reported or 7.1% on an adjusted basis as a result of improved pricing and product mix as well as productivity gains, partially offset by inflation and lower volumes. As residential remodeling sales softened in the quarter, the Segment’s sales and earnings benefited from a higher mix of new residential construction and commercial sales than Mohawk’s overall business. The costs of energy and transportation are declining, which will benefit our margins as these costs flow through our inventory. In the U.S., ceramic sales and volumes both increased due to our premium product offering, price increases and growing countertop business. To support additional growth in our quartz countertop sales, we are adding manufacturing capacity by the end of this year. Our ceramic business in Europe remains under pressure with slowing demand, customer inventory reductions and inflation. Our costs in Europe were impacted by peak energy prices in the third quarter and reductions in plant volumes from temporary shutdowns. Natural gas prices have declined substantially, though disruptions could impact future costs. We are completing the expansion of our large porcelain slab manufacturing in Italy to support continued growth and enhance our styling. Sales in both Mexico and Brazil decelerated in the quarter as inflation and increasing interest rates reduced residential demand. We anticipate continued near-term weakness and have reduced production levels in both countries.

During the fourth quarter, our Flooring Rest of the World Segment’s net sales decreased by 9.9% as reported or 1.9% on a constant currency and days basis. The Segment’s operating margin was 5.0% as reported or 7.7% on an adjusted basis, as a result of favorable pricing and product mix offset by inflation, lower volumes and temporary plant shutdowns. Natural gas prices in Europe peaked at an unprecedented level in the third quarter, raising our material and production costs. Since the beginning of 2023, gas prices have declined substantially, and material costs should follow. We remain focused on optimizing volume with selective promotions as well as controlling costs until the business improves. During the quarter, our European flooring categories experienced significant volume declines, with many residential remodeling projects being postponed as inflation eroded consumer discretionary spending. Our sheet vinyl sales outperformed our other flooring categories as consumers chose lower-priced alternatives. We are expanding our rigid LVT offering as it takes share from flexible. We are increasing existing operations and adding new rigid production that makes smaller runs with additional patented features. We will phase out of the residential flexible LVT products and will close the supporting production. The total cost of this new restructuring initiative is approximately $45 million, with a cash cost of approximately $7.5 million, resulting in annualized cost savings of $15 million and significantly increased sales. Our insulation business is growing as conserving energy has become a higher priority and building requirements have increased. We are increasing our insulation sales and distribution in the U.K. as we start up our new plant. Our panels business has faced the same pressures as our other categories with softening demand and rising material prices. Our businesses in Australia and New Zealand are slowing with the local economies, as inflation and mortgage rates are impacting flooring sales. In this market, we have announced additional price increases and are initiating selective promotions and updating our product offering to maximize our sales.

In the fourth quarter, our Flooring North America Segment sales decreased 6.8%. The Segment had a negative operating margin of 3.1% as reported, or approximately breakeven on an adjusted basis, as a result of favorable pricing and product mix offset by inflation, temporary plant shutdowns and lower volumes. The Segment’s sales in the quarter slowed faster than we anticipated, primarily due to declines in residential channels, rug sales and customer inventory reductions. Earnings in the Segment were compressed due to lower sales, consumption of higher cost materials, reduced inventory levels and temporary plant shutdowns. In response to slower market conditions, we are completing our previously-announced restructuring actions, deferring capital projects and reducing discretionary spending. Reductions in energy and material costs should become a tailwind in the second quarter. Our commercial business remains solid as remodeling and new construction projects continue. The multifamily channel was the strongest residential performer, and we are re-aligning resources to focus more on this sector. Our resilient sales grew in the quarter as we leveraged our WetProtect and antimicrobial technologies to differentiate our collections. The first phase of our new West Coast LVT plant is operating at expected levels, and we are preparing new technologies that will improve costs and add differentiated features. Our premium laminate sales were impacted by slowing retail traffic and customer inventory adjustments. Our new laminate manufacturing line, which began last year, is operating at planned levels and will deliver our next generation of features.

The flooring industry is slowing due to higher interest rates, sustained inflation and low consumer confidence. Visibility of the depth and duration of this cycle is limited, and conditions differ across the world. Mohawk has a strong record of managing through these downturns by proactively executing the necessary actions. We are adjusting our business for the current conditions by reducing production levels, inventory, cost structures and capital expenditures. We are implementing restructuring actions in both Flooring North America and Flooring Rest of the World to streamline operations, reduce SG&A and rationalize higher cost assets. In the first quarter of 2023, we anticipate more pressure on our pricing and mix due to low industry volumes. Our inventory costs remain elevated in most product categories due to the higher material and energy costs that we incurred in earlier periods. Additionally, we will not raise production as normal in the first quarter to prepare for future demand, increasing our unabsorbed costs. The cost of energy has fallen and should benefit our global margins as our inventory turns. Our second quarter results should have sequentially stronger improvement, with seasonally higher sales, increased production and lower material costs. Significantly lower energy costs in Europe should enhance consumer spending, discretionary purchases and flooring demand. We are refocusing our sales teams on the channels that are performing better in the current environment. We are introducing innovative new collections and merchandising as well as utilizing targeted promotions to improve sales. Given these factors, we anticipate our first quarter adjusted EPS to be between $1.24 and $1.34, excluding any restructuring, acquisition and other charges.

Around the world, the long-term demand for housing will require significant investments in new construction and remodeling. Mohawk is uniquely positioned with a comprehensive array of innovative products, industry-leading distribution and strength in all sales channels. We are currently implementing structural changes to navigate the industry’s challenges while optimizing our future results. While we are managing the present economic cycle, we operate with a long-term perspective and are expanding capacity in areas where we have the greatest growth potential when markets rebound, including LVT, laminate, quartz countertops, porcelain slabs and insulation. We anticipate coming out of this downturn in a stronger position as we benefit from our bolt-on acquisitions, enhanced market positions in Brazil and Mexico and strategic expansion of our high-growth product categories. Our balance sheet is well positioned to manage the current cycle and to drive future growth and profitability.

ABOUT MOHAWK INDUSTRIES
Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, Malaysia, Mexico, New Zealand, Russia and the United States.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in freight, raw material prices and other input costs; inflation and deflation in consumer markets; currency fluctuations; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform; product and other claims; litigation; the risks and uncertainty related to the COVID-19 pandemic; regulatory and political changes in the jurisdictions in which the Company does business; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, February 10, 2023, at 11:00 AM Eastern Time
To participate in the conference call via the Internet, please visit https://ir.mohawkind.com/events/event-details/q4-2022-mohawk-industries-inc-earnings-conference-call. To participate in the conference call via telephone, register in advance at https://dpregister.com/sreg/10174405/f5843bf1fd to receive a unique personal identification number or dial 1-833-630-1962 for U.S./Canada and 1-412-317-1843 for international/local on the day of the call for operator assistance. A replay will be available until March 10, 2023, by dialing 1-877-344-7529 for U.S./Canada calls and 1-412-317-0088 for international/local calls and entering access code #7424780.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net sales	$2,650,675	2,760,737	11,737,065	11,200,613
Cost of sales	2,096,235	2,023,294	8,793,639	7,931,879
Gross profit	554,440	737,443	2,943,426	3,268,734
Selling, general and administrative expenses	493,362	484,345	2,003,438	1,933,723
Impairment of goodwill and indefinite-lived intangibles	—	—	695,771	—
Operating income	61,078	253,098	244,217	1,335,011
Interest expense	14,601	12,169	51,938	57,252
Other expense (income), net	10,008	1,140	8,386	(12,234)
Earnings before income taxes	36,469	239,789	183,893	1,289,993
Income tax expense	2,917	50,689	158,110	256,445
Net earnings including noncontrolling interests	33,552	189,100	25,783	1,033,548
Net earnings attributable to noncontrolling interests	96	11	536	389
Net earnings attributable to Mohawk Industries, Inc.	$33,456	189,089	25,247	1,033,159

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$0.53	2.81	0.40	15.01
Weighted-average common shares outstanding - basic	63,534	67,209	63,826	68,852

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$0.52	2.80	0.39	14.94
Weighted-average common shares outstanding - diluted	63,792	67,535	64,062	69,145

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$241,718	212,384	669,153	1,309,119
Less: Capital expenditures	150,658	300,941	580,742	676,120
Free cash flow	$91,060	(88,557)	88,411	632,999

Depreciation and amortization	$159,014	143,411	595,464	591,711

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$509,623	268,895
Short-term investments	158,000	323,000
Receivables, net	1,904,786	1,839,985
Inventories	2,793,765	2,391,672
Prepaid expenses and other current assets	528,925	414,805
Total current assets	5,895,099	5,238,357
Property, plant and equipment, net	4,661,178	4,636,865
Right of use operating lease assets	387,816	389,967
Goodwill	1,927,759	2,607,909
Intangible assets, net	857,948	899,980
Deferred income taxes and other non-current assets	390,632	451,439
Total assets	$14,120,432	14,224,517
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$840,571	624,503
Accounts payable and accrued expenses	2,124,448	2,217,418
Current operating lease liabilities	105,266	104,434
Total current liabilities	3,070,285	2,946,355
Long-term debt, less current portion	1,978,563	1,700,282
Non-current operating lease liabilities	296,136	297,390
Deferred income taxes and other long-term liabilities	757,534	852,274
Total liabilities	6,102,518	5,796,301
Total stockholders' equity	8,017,914	8,428,216
Total liabilities and stockholders' equity	$14,120,432	14,224,517

Segment Information	Three Months Ended		As of or for the Twelve Months Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net sales:
Global Ceramic	$987,699	949,501	4,307,681	3,917,319
Flooring NA	945,959	1,015,513	4,207,041	4,116,405
Flooring ROW	717,017	795,723	3,222,343	3,166,889
Consolidated net sales	$2,650,675	2,760,737	11,737,065	11,200,613

Operating income (loss):
Global Ceramic	$69,033	60,000	(236,066)	403,135
Flooring NA	(28,950)	91,711	231,076	407,577
Flooring ROW	35,902	114,339	340,167	571,126
Corporate and intersegment eliminations	(14,907)	(12,952)	(90,960)	(46,827)
Consolidated operating income	$61,078	253,098	244,217	1,335,011

Assets:
Global Ceramic			$4,841,310	5,160,776
Flooring NA			4,299,360	4,125,960
Flooring ROW			4,275,519	4,361,741
Corporate and intersegment eliminations			704,243	576,040
Consolidated assets			$14,120,432	14,224,517

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Three Months Ended			Twelve Months Ended
	December 31, 2022		December 31, 2021	December 31, 2022	December 31, 2021
Net earnings attributable to Mohawk Industries, Inc.	$33,456		189,089	25,247	1,033,159
Adjusting items:
Restructuring, acquisition and integration-related and other costs	49,701		4,558	87,819	23,118
Acquisitions purchase accounting, including inventory step-up	1,218		1,067	2,762	1,749
Impairment of goodwill and indefinite-lived intangibles	—		—	695,771	—
Resolution of foreign non-income tax contingencies	—		—	—	(6,211)
Income tax effect on resolution of foreign non-income tax contingencies	—		—	—	2,302
One-time tax planning election	—		4,568	—	(22,163)
Legal settlements, reserves and fees, net of insurance proceeds	9,231	(1)	—	54,231	—
Release of indemnification asset	—		—	7,324	—
Income taxes - reversal of uncertain tax position	—		—	(7,324)	—
Income taxes - impairment of goodwill and indefinite-lived intangibles	—		—	(10,168)	—
Income tax effect of adjusting items	(9,245)		(309)	(32,536)	(4,626)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$84,361		198,973	823,126	1,027,328

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$1.32		2.95	12.85	14.86
Weighted-average common shares outstanding - diluted	63,792		67,535	64,062	69,145
(1)The Company has entered into an agreement with plaintiffs to resolve the Securities Class Action lawsuit, initially filed on January 3, 2020, in the United States District Court for the Northern District of Georgia for $60m, of which a significant portion is covered by insurance, in addition to legal fees and other.

Reconciliation of Total Debt to Net Debt Less Short-Term Investments
(Amounts in thousands)
December 31, 2022
Short-term debt and current portion of long-term debt	$840,571
Long-term debt, less current portion	1,978,563
Total debt	2,819,134
Less: Cash and cash equivalents	509,623
Net debt	2,309,511
Less: Short-term investments	158,000
Net debt less short-term investments	$2,151,511

Reconciliation of Net Earnings (Loss) to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	April 2, 2022	July 2, 2022	October 1, 2022	December 31, 2022	December 31, 2022
Net earnings (loss) including noncontrolling interests	$245,434	280,510	(533,713)	33,552	25,783
Interest expense	11,481	12,059	13,797	14,601	51,938
Income tax expense	61,448	78,176	15,569	2,917	158,110
Net earnings attributable to noncontrolling interests	(105)	(79)	(256)	(96)	(536)
Depreciation and amortization(1)	141,415	141,569	153,466	159,014	595,464
EBITDA	459,673	512,235	(351,137)	209,988	830,759
Restructuring, acquisition and integration-related and other costs	1,857	1,801	21,375	33,786	58,819
Acquisitions purchase accounting, including inventory step-up	—	143	1,401	1,218	2,762
Impairment of goodwill and indefinite-lived intangibles	—	—	695,771	—	695,771
Legal settlements, reserves and fees, net of insurance proceeds	—	—	45,000	9,231	54,231
Release of indemnification asset	7,324	—	—	—	7,324
Adjusted EBITDA	$468,854	514,179	412,410	254,223	1,649,666

Net debt less short-term investments to adjusted EBITDA					1.3
(1)Includes accelerated depreciation of $13,085 for Q3 2022 and $15,915 for Q4 2022.

Reconciliation of Net Sales to Net Sales on Constant Shipping Days and on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net sales	$2,650,675	2,760,737	11,737,065	11,200,613
Adjustment to net sales on constant shipping days	(9,529)	—	39,786	—
Adjustment to net sales on a constant exchange rate	84,299	—	411,649	—
Net sales on constant shipping days and on a constant exchange rate	$2,725,445	2,760,737	12,188,500	11,200,613

Reconciliation of Segment Net Sales to Segment Net Sales on Constant Shipping Days and on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
Global Ceramic	December 31, 2022	December 31, 2021
Net sales	$987,699	949,501
Adjustment to segment net sales on constant shipping days	3,412	—
Adjustment to segment net sales on a constant exchange rate	7,838	—
Segment net sales on constant shipping days and on a constant exchange rate	$998,949	949,501

Reconciliation of Segment Net Sales to Segment Net Sales on Constant Shipping Days and on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
Flooring ROW	December 31, 2022	December 31, 2021
Net sales	$717,017	795,723
Adjustment to segment net sales on constant shipping days	(12,941)	—
Adjustment to segment net sales on a constant exchange rate	76,461	—
Segment net sales on constant shipping days and on a constant exchange rate	$780,537	795,723

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	December 31, 2022	December 31, 2021
Gross Profit	$554,440	737,443
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	39,159	2,363
Acquisitions purchase accounting, including inventory step-up	1,218	1,067
Adjusted gross profit	$594,817	740,873

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	December 31, 2022	December 31, 2021
Selling, general and administrative expenses	$493,362	484,345
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(8,480)	(2,238)
Legal settlements, reserves and fees, net of insurance proceeds	(9,231)	—
Adjusted selling, general and administrative expenses	$475,651	482,107

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended
	December 31, 2022	December 31, 2021
Operating income	$61,078	253,098
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	47,639	4,601
Acquisitions purchase accounting, including inventory step-up	1,218	1,067
Legal settlements, reserves and fees, net of insurance proceeds	9,231	—
Adjusted operating income	$119,166	258,766

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Global Ceramic	December 31, 2022	December 31, 2021
Operating income	$69,033	60,000
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	1,054	416
Adjusted segment operating income	$70,087	60,416

Reconciliation of Segment Operating (Loss) Income to Adjusted Segment Operating (Loss) Income
(Amounts in thousands)
	Three Months Ended
Flooring NA	December 31, 2022	December 31, 2021
Operating (loss) income	$(28,950)	91,711
Adjustments to segment operating (loss) income:
Restructuring, acquisition and integration-related and other costs	28,174	1,146
Adjusted segment operating (loss) income	$(776)	92,857

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring ROW	December 31, 2022	December 31, 2021
Operating income	$35,902	114,339
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	18,411	2,022
Acquisitions purchase accounting, including inventory step-up	1,218	1,067
Adjusted segment operating income	$55,531	117,428

Reconciliation of Segment Operating (Loss) to Adjusted Segment Operating (Loss)
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
Corporate and intersegment eliminations	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Operating (loss)	$(14,907)	(12,952)	(90,960)	(46,827)
Adjustments to segment operating (loss):
Restructuring, acquisition and integration-related and other costs	—	1,017	—	1,212
Legal settlements, reserves and fees, net of insurance proceeds	9,231	—	54,231	—
Adjusted segment operating (loss)	$(5,676)	(11,935)	(36,729)	(45,615)

Reconciliation of Other Expense, net to Adjusted Other Expense, net
(Amounts in thousands)
	Three Months Ended
	December 31, 2022	December 31, 2021
Other expense, net	$10,008	1,140
Adjustments to other expense:
Restructuring, acquisition and integration-related and other costs	(2,062)	43
Adjusted other expense, net	$7,946	1,183

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	December 31, 2022	December 31, 2021
Earnings before income taxes	$36,469	239,789
Net earnings attributable to noncontrolling interests	(96)	(11)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	49,701	4,558
Acquisitions purchase accounting, including inventory step-up	1,218	1,067
Legal settlements, reserves and fees, net of insurance proceeds	9,231	—
Adjusted earnings including noncontrolling interests before income taxes	$96,523	245,403

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	December 31, 2022	December 31, 2021
Income tax expense	$2,917	50,689
One-time tax planning election	—	(4,568)
Income tax effect of adjusting items	9,245	309
Adjusted income tax expense	$12,162	46,430

Adjusted income tax rate	12.6%	18.9%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.

The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, legal settlements, reserves and fees, net of insurance proceeds, impairment of goodwill and indefinite-lived intangibles, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.